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                                                                      EXHIBIT 12

                               ASA HOLDINGS, INC.


                      1997 NONQUALIFIED STOCK OPTION PLAN
                      -----------------------------------


     1.   Purpose. The purpose of the ASA Holdings, Inc. 1997 Nonqualified Stock
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Option Plan (the "PLAN") is to (i) advance the interests of ASA Holdings, Inc. a
Georgia corporation ("ASA HOLDINGS"), and its Subsidiaries, and (ii) enhance the Company's ability to attract, retain and motivate officers and key employees of the Company by providing to such persons incentives and rewards for performance. The stock options granted pursuant to this Plan are non-qualified stock options and shall not be incentive stock options, as defined in Code Section 422.

     2.   Definitions: As used in the Plan, the following terms have the
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following meanings:

          (a) "AGREEMENT" shall have the meaning set forth in Paragraph 5 of the Plan.

          (b) "AWARD" means an Option.

          (c) "BOARD" means the Board of Directors of ASA Holdings.

          (d) "CODE" means the Internal Revenue Code of 1986, as amended.

          (e) "COMMITTEE" means a committee of the Board consisting of at least two directors selected by the Board and meeting the requirements of Paragraph 3(a) of the Plan.

          (f) "COMMON STOCK" means shares of Common Stock, $.10 par value per share, of ASA Holdings.

          (g) "COMPANY" means ASA Holdings and its Subsidiaries.

          (h) "DATE OF GRANT" means the date specified by the Committee on which an Award shall become effective, which date shall be the date concurrently with or a date following the date of the Committee action approving the Option grant.

          (i) "EFFECTIVE DATE" means the date of the approval of the Plan by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present, in person or by proxy at a meeting of the shareholders of ASA Holdings.

          (j) "EXERCISE PRICE" means the purchase price per share of Common Stock payable on exercise of an Option, as set forth in the applicable Agreement.

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          (k) "EXPIRATION DATE" means the date established by the Committee and set forth in an Agreement as the date after which the Options described in the Agreement that have not previously been exercised shall terminate, become null and void and no longer be of any force and effect.

          (1) "FAIR MARKET VALUE" of a share of Common Stock on a given date means the closing price of a share of Common Stock on such date (or the most recent trading date prior thereto if such date is not a trading date) on the Nasdaq/National Market of The Nasdaq Stock Market, or such national exchange, if any, as may be designated by the Board.

          (m) "OPTION" means the right to purchase one or more shares of Common Stock upon exercise of a nonqualified stock option granted pursuant to the Plan. Except as otherwise specifically provided herein or required by the context, the term Option as used in this Plan shall include Reload Options granted hereunder.

          (n) "OPTION SHARES" means the shares of Common Stock purchased pursuant to the exercise of Options.

          (o) "PARTICIPANT" means a person to whom an Award has been made by the Committee.

          (p) "RELOAD OPTION RIGHTS" and "RELOAD OPTIONS" shall have the meaning set forth in Paragraph 7 of the Plan.

          (q) "RULE 16B-3" means Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          (r) "SAR PLAN" means the ASA Holdings, Inc. Stock Appreciation Rights Plan. The terms "AWARD AGREEMENT" and "GRANT PRICE" shall have the meanings ascribed to such terms in the SAR Plan.

          (s) "SUBSIDIARY" means any corporation (other than ASA Holdings) in an unbroken chain of corporations beginning with ASA Holdings where each of the corporations in the unbroken chain other than the last corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (t) "TERM OF THE PLAN" means the period from the Effective Date through and including the 31st day of March, 2007, except that Reload Options may be granted pursuant to Reload Option Rights then outstanding.

          (u) "TERM OF THE OPTION" means the period commencing with the Date of Grant through the date which is one day prior to the Expiration Date.

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     3.   Administration of the Plan.
          -------------- -- --------

          (a) The Plan shall be administered, and Awards shall be granted hereunder, by the Committee. Each member of the Committee shall be a member of the Board who satisfies the requirements of Rule 16b-3 and of Section 162(m) of the Code. A majority of the Committee shall constitute a quorum, and the actions of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee. In the event that the Committee consists of two directors, a "majority" shall mean two.

          (b) The interpretation and construction by the Committee of any provision of the Plan or of any Agreement, and any determination by the Committee pursuant to any provision of the Plan or of any Agreement shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

     4.   Shares Available Under the Plan. The maximum number of shares of
          -------------------------------
Common Stock which may be issued upon the exercise of Options granted under the Plan is 2,500,000. ASA Holdings shall reserve 2,500,000 shares of Common Stock for Options granted under the Plan, subject to adjustment as provided in Paragraph 9. Such shares may be shares of original issuance or treasury shares or any combination of the foregoing. Any shares of Common Stock which are subject to Options which expire or which have been surrendered, canceled or terminated without being exercised in full shall again be available for issuance under this Plan. Any shares of Common Stock surrendered to ASA Holdings by the Participant as payment of the Exercise Price upon the exercise of an Option may not be the subject of a subsequent Option. For purposes of calculating the maximum number of shares of Common Stock which may be issued under the Plan: (a) all the shares issued shall be counted when cash, immediately available funds or a check is used as full payment for shares issued upon exercise of an Option; and (b) only the net shares issued shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of an Option.

     5.   Grant, Terms and Conditions of Options. The terms and conditions of
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the grant of each Option shall be embodied in a written agreement (the
"AGREEMENT"), in a form approved by the Committee which shall contain terms and conditions not inconsistent with the Plan, and which shall incorporate the Plan by reference. Options may be granted at any time and from time to time during the Term of the Plan to a person who at the time of the Award is an officer or key employee of the Company, or has agreed to commence serving in such capacity within ninety (90) days after the Date of Grant. The maximum number of shares of Common Stock which are the subject of Options which may be granted to any Participant in any one year is the sum of(i) 200,000 shares, plus (ii) a number
                                                             ----
of shares of Common

Stock which are the subject of Options that arc exchanged for stock appreciation rights pursuant to Paragraph 6 of the Plan during such year. The terms and conditions of the grant of Options under the Plan need not be the same or identical with respect to each optionee or with respect to each Option, but shall comply with the following terms and conditions:

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          (a)  Each Agreement shall specify the number of shares of Common Stock for which Options have been granted.

          (b) Each Agreement shall specify the Exercise Price. With the sole exception of an exchange of stock appreciation rights held under the SAR Plan for an Option under the Plan pursuant to Paragraph 6 of the Plan, in no event shall the Exercise Price be less than the Fair Market Value of the Common Stock on the Date of Grant.

          (c) Each Agreement shall specify that the Exercise Price shall be payable in cash or other immediately available funds or by check acceptable to the Company. Each Agreement may also provide, at the discretion of the Committee, that the Exercise Price may be payable (i) by the delivery or deemed delivery (based on an attestation to the ownership thereof) to ASA Holdings of shares of Common Stock already owned by the Participant that have been owned for a period of not less than six (6) months and that have an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price, (ii) by a broker-assisted exercise pursuant to procedures the Committee may, in its sole discretion, establish from time to time, or (iii) by a combination of some or all of such methods of payment. The Company shall not loan any monies to any Participant for the purchase of any Option Shares.

          (d) The Committee shall also have the authority, in its discretion, to award reload option rights ("RELOAD OPTION RIGHTS") in conjunction with the grant of Options with the effect described in Paragraph 7. Reload Option Rights must be awarded at the time an Option is granted.

          (e) Successive grants may be made to the same Participant whether or not any Options previously granted to such Participant remain unexercised.

          (f) Each Option shall be exercisable in such manner and at such times, including, if applicable, the specification of a vesting schedule, as the Committee shall determine. Each Agreement shall specify an Expiration Date which shall be not later than ten (10) years after the Date of Grant.

          (g) In the event that a Participant shall cease to be employed by the Company for any reason other than his death, a material disability or retirement with the consent of the Company, all Options held by him pursuant to the Plan and not previously exercised at the date of such termination shall terminate and become null and void and no longer of any force or effect four (4) months following such termination, subject to the condition that no Option shall be exercisable after the Expiration Date.

          (h) If the termination is due to a material disability or retirement with the consent of the Company, such disabled or retiring Participant shall have the right to exercise his or her Options which have not previously been exercised at the date of such termination of employment at any time within twelve (12) months after such termination, subject to the condition that no Option shall be exercisable after the Expiration Date. Whether termination of employment is due to a

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material disability or is to be considered a retirement with the consent of the
Company shall be determined by the Committee. Any disability to be considered "material" must result in a permanent and total disability of an employee as defined in Code Section 22(e)(3), as amended, or if such Section is no longer of any force or effect, the Participant shall be deemed to be permanently and totally disabled if he is unable to engage in any substantial gainful employment by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

          (i) If the Participant shall die while in the employ of the Company or within a period of three (3) months after the termination of his employment as a result of a material disability or retirement with the consent of the Company as determined in subparagraph (g) above, such Participant's Options may be exercised in whole or in part at any time within twelve (12) months after the Participant's death, by the executor or administrators of the Participant's estate or by any person or persons who shall have acquired the Options directly from the Participant by bequest or inheritance, subject to the condition that no Option shall be exercisable after the Expiration Date.

          (j) No Option shall be transferable by a Participant other than by will or the intestacy laws of descent and distribution. Options shall be exercisable during the Participant's lifetime only by the Participant or, in the event of the death or material disability of a Participant, by the Participant's legal representative or heir of the Participant.

          (k) Each Option granted under the Plan shall be subject to such additional terms and conditions, not inconsistent with the Plan, which are prescribed by the Committee and set forth in the applicable Agreement.

          (1) If the Committee reasonably believes that a Participant has committed an act of misconduct as described in this subparagraph, the Committee may suspend the Participant's rights to exercise any option pending a determination by the Committee.

               If the Committee determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company's rules resulting in loss, damage or injury to the Company, or if a Participant makes an unauthorized disclosure of any Company trade secret or confidential information, or engages in any conduct constituting unfair competition, neither the Participant nor his or her estate or heirs shall be entitled to exercise any option whatsoever. In making such determination, the Committee shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Committee.

     6.   Exchange of Stock Appreciation Rights for Options. Any holder (the
          -------------------------------------------------
"SAR HOLDER") of stock appreciation rights under the SAR Plan may exchange such stock appreciation rights granted pursuant to the SAR Plan for an Option under the Plan in accordance with the procedures outlined below and such other conditions and procedures required by the Committee:

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          (a)  The SAR Holder shall notify the Company not less than seven (7)
days prior to the desired exchange date of the number of stock appreciation rights the SAR Holder desires to exchange for Options.

          (b) Each stock appreciation right shall be exchanged on a one-for-one basis for an Option to purchase one share of Common Stock under the Plan.

          (c) The Expiration Date of an Option granted pursuant to an exchange of a stock appreciation right shall be the same date as the date that is five years after the date the exchanged stock appreciation right was originally granted pursuant to the applicable Award Agreement.

          (d) The Exercise Price of an Option granted pursuant to an exchange of a stock appreciation right shall be the same as the Grant Price of such exchanged stock appreciation right.

          (e) If an exchange shall occur under this Paragraph 6, the Award Agreement entered into between the SAR Holder and the Company concerning the exchanged stock appreciation rights shall, along with the exchanged stock appreciation rights, be surrendered by the SAR Holder and canceled by the Company concurrently with the execution of an Agreement for the grant of Options for the exchanged stock appreciation rights.

     7.   Reload Option Rights. Reload Option Rights if awarded with respect
          --------------------
to an Option shall entitle the Participant exercising the Option (and unless otherwise determined by the Committee, in its discretion, only such original Participant), upon exercise of the Option or any portion thereof through delivery of shares of Common Stock, automatically to be granted on the date of such an exercise an additional Option (a "RELOAD OPTION") (i) for that number of shares of Common Stock equal to the number of shares used by the Participant to exercise the underlying Option, (ii) having an option price not less than 100% of the Fair Market Value of the Common Stock covered by the Reload Option on the Date of Grant of such Reload Option, (iii) having an Expiration Date not later than the Expiration Date of the original Option so exercised and (iv) otherwise having terms permissible for the grant of an Option under the Plan. The grant of a Reload Option will be effected only upon the exercise of underlying Options through the use of shares of Common Stock held by the Participant for at least six (6) months. Each Reload Option shall be fully exercisable six months from the effective date of grant. Subject to the preceding sentences of this Paragraph and the other provisions of the Plan, Reload Options Rights and Reload Options shall have such terms and be subject to such restrictions and conditions, if any, as shall be determined, in its discretion, by the Committee. Unless otherwise determined by the Committee, in its discretion, in connection with the grant of the underlying Options, Reload Option Rights shall entitle the Participant to be granted Reload Options only if the underlying Option to which they relate is exercised by the Participant during employment with the Company or any of its subsidiaries.

     Each Agreement shall state whether the Committee has authorized Reload Options with respect to the underlying Options. Upon the exercise of an underlying Option, the Reload Option

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will be evidenced by an amendment to the underlying Agreement. No Reload Option may provide for the grant, when exercised, of subsequent Reload Options.

     8.   Issuance of Certificates. Subject to Paragraph 11 below, as soon as
          ------------------------
practicable following the exercise of any Options, a certificate evidencing the number of shares of Common Stock to be issued in connection with such exercise shall be issued in the name of the Participant.

     9.   Adjustments. The Committee may make or provide for such adjustments
          -----------
(a) in the maximum number of shares of Common Stock specified in Paragraph 4,
(b) in the number of shares of Common Stock covered by outstanding Options granted hereunder, or (c) in the Exercise Price applicable to such Options as the Committee in its sole discretion, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of ASA Holdings, or from any merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or other event having an effect similar to any of the foregoing.

     10.  Fractional Shares. ASA Holdings shall not be required to issue any
          -----------------
fractional shares of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractional shares or for the settlement of fractional shares in cash.

     11.  Withholding Taxes. The Company shall have the right to require any
          -----------------
individual entitled to receive Option Shares to remit to the Company, prior to the delivery of any certificates evidencing such Option Shares; any amount sufficient to satisfy any federal, state, or local tax withholding requirements.

     12.  Registration Restrictions. No Option shall be exercisable unless and
          -------------------------
until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to such Option Shares, such Option Shares shall have been qualified under applicable state "blue sky" laws and all regulations of any securities exchange on which the Common Stock may be listed (including, without limitation for such purposes, The Nasdaq Stock Market) shall have been fully complied with and satisfied, or (ii) the Committee in its sole discretion determines that such registration, qualification and compliance are not required as a result of the availability of an exemption from such registration, qualification, or compliance under such laws.

     13.  Stockholder Rights. A Participant shall have no rights as a
          ------------------
stockholder with respect to any shares of Common Stock issuable upon exercise of an Option until a certificate or certificates evidencing such shares shall have been issued to such Participant, and no adjustment shall be made for dividends or distributions or other rights in respect of any share of capital stock of the Company for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

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

     14.  Indemnification of Committee. In addition to such other rights of
          ----------------------------
indemnification as they may have as directors or members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for gross negligence or misconduct in the performance of his or her duties; provided that within sixty (60) days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity at its own expense, to handle and defend the same.

     15.  Amendments: Termination; Limitation in Participants Rights.
          ----------------------------------------------------------

          (a) The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that
                                                   --------  -------
amendments shall be subject to (x) the approval of a majority of the shares of the Company's voting common stock entitled to vote if the Committee determines that such approval is necessary in order for the Company to rely on the exemptive relief provided under Rule 16b-3 or Code Section 162(m) and (y) all other approvals which are required by law, whether regulatory, stockholder or otherwise. No amendment or termination or modification of the Plan shall in any manner affect any Option granted prior to the date of the amendment without the consent of the Participant holding the Option, except that the Committee may amend or modify the Plan in a manner that (a) does affect Options granted prior to the date of the amendment if the Committee determines that such amendment or modification is necessary to retain the benefits of Rule 16b-3 or Code Section 162(m), or (b) does not adversely affect the rights of the Participant holding the Option.

          (b) The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company, nor will it interfere in any way with any right the Company would otherwise have to terminate such Participant's employment or other service at any time.

     16.  Governing Law. The Plan and all rights hereunder shall be construed in
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accordance with and governed by the laws of the State of Georgia.



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


                            FIRST AMENDMENT TO THE
                              ASA HOLDINGS, INC.
                      1997 NONQUALIFIED STOCK OPTION PLAN


          THIS FIRST AMENDMENT TO THE ASA HOLDINGS, INC. 1997 NONQUALIFIED STOCK OPTION PLAN (the "Plan") is made and entered into by ASA Holdings, Inc. (the "Company").

                                  WITNESSETH:

          WHEREAS, Section 15 of the Plan permits the Company's Board of Directors to amend the Plan from time to time; and

          WHEREAS, the Company's Board of Directors has approved this amendment of the Plan and has authorized this amendment to be executed by any proper officer of the Company.

          NOW, THEREFORE, the Plan is hereby amended as follows:

          Section 5 of the Plan is hereby amended by adding a new subsection (m) which shall read as follows:

          (m) In the event of the occurrence of a Change in Control, all Options (other than Reload Option Rights) granted hereunder shall become fully vested and shall be immediately exercisable. For purposes of this subsection (m), "Change in Control" shall mean the occurrence of any one or more of the following events: (i) acquisition of at least twenty-five percent (25%) of the voting stock of the Company by any single entity or group other than Delta Air Lines, Inc. or a subsidiary thereof, the Company, a subsidiary or an employee benefit plan (or trust forming a part thereof) maintained by the Company or a subsidiary, (ii) ownership of more than fifty percent (50%) of the voting stock of the Company by Delta Air Lines, Inc. or a subsidiary thereof, (iii) individuals who constitute the Board on February 14, 1999 (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to February 14, 1999, whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purpose of this clause, considered as though such person were a member of the Incumbent Board; provided, however,
                                                            --------  -------
          that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board, (iv) the sale or disposition of all or substantially all of the assets of the Company, or (v) consummation of a reorganization, merger or consolidation or similar form of corporate transaction involving the Company, unless, immediately following such transaction more than 50% of the total voting power of the publicly traded corporation resulting from such transaction eligible to elect directors of such corporation would be represented by shares that were Company voting stock immediately prior to such transaction, and such voting power would be in substantially the same proportion as the voting power of such Company voting stock immediately prior to the transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company voting stock as a result of the acquisition of Company voting stock by the Company which reduces the number of Company voting stock outstanding; provided, that if after
                                                      --------  ----
          such acquisition by the Company such person becomes the beneficial owner of additional Company voting stock that increases the percentage of outstanding Company voting stock beneficially owned by such person, a Change in Control of the Company shall then occur.

          IN WITNESS WHEREOF, ASA Holdings, Inc. has caused this First Amendment to the Plan to be executed by its duly authorized officer this ____ day of February 1999.

                                              EMPLOYER:
                                              ASA HOLDINGS, INC.

                                              By:    _______________________
                                              Title: _______________________

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